Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
September 27, 2005
among
MATRIXX INITIATIVES, INC. AND ZICAM, LLC,
as Borrowers,
and
COMERICA BANK,
as Bank
$4,000,000

i

(Cont’d)

(Cont’d)

(Cont’d)

		Page
11.7	No Election	47
11.8	Indefeasible Payment	47
11.9	Single Loan Account	48
11.10	Apportionment of Proceeds of Loans	48
11.11	Parent as Agent for Borrowers	48
Exhibit and Schedules
Exhibit 2.5(b) Form of Notice of Borrowing
Exhibit 6.3(b) Form of Compliance Certificate
Schedule 5.6 Permitted Debt
Schedule 5.7 Litigation
Schedule 5.9 Subsidiaries
Schedule 5.12 Employee Benefit Plan

AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 27, 2005, is entered into among Matrixx Initiatives, Inc., a Delaware corporation (“Parent”), and Zicam, LLC, an Arizona limited liability company (“Zicam”) (Parent and Zicam are sometimes individually referred to herein as a “Borrower” and collectively referred to herein as “Borrowers”) and Bank.
          A. Gum Tech International, Inc., a Utah corporation (“Gum Tech”), and Gel Tech, L.L.C., an Arizona limited liability company (“Gel Tech”), and Comerica Bank–California, a California banking corporation (“CBC”), previously entered into that certain Credit Agreement, dated as of May 29, 2002 (as amended to date, the “Prior Agreement”).
          B. Gum Tech has merged with and into Parent and Parent is the surviving entity, and Gel Tech has changed its name to Zicam.
          C. CBC has merged with and into Bank, and Bank is the surviving entity.
          D. Borrowers and Bank desire to amend and restate the Prior Agreement in its entirety in accordance with the terms and conditions of this Agreement.
          The parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions. The following terms, as used herein, shall have the following meanings:
          “Administrative Borrower” has the meaning given to such term in Section 11.11.
          “Affiliate” means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with any Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls fifteen percent (15%) or more of any class of voting stock of any Borrower or any Subsidiary; or (iii) fifteen percent (15%) or more of the voting stock of which is directly or indirectly beneficially owned or held by any Borrower or any Subsidiary. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Amended and Restated Credit Agreement, as may be further amended or restated from time to time in accordance with its terms.
          “Applicable Percentage” means, (i) with respect to Letters of Credit for which

Borrower has pledged to Bank cash collateral in an amount equal to 100% of the face amount of such Letter of Credit, one half of one percent (0.5%), and (ii) in all other cases, two percent (2%).
          “Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.
          “Asset Sale” means any sale, transfer or other disposition of any Borrower’s or any Subsidiary’s businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests.
          “Bank” means Comerica Bank, a Michigan banking corporation.
          “Bankruptcy Code” means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.
          “Base Lending Rate” means the variable per annum rate equal to the Base Rate plus the Base Lending Rate Margin.
          “Base Lending Rate Margin” means one quarter of one percentage point (25 basis points).
          “Base Rate” means the variable rate of interest announced by Bank at its corporate headquarters as its base rate and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The Base Rate is determined by Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to some external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions.
          “Borrowers’ Account” means Borrowers’ general deposit account number 1892269760 maintained with Bank.
          “Borrowing” means a borrowing of Revolving Loans from Bank pursuant to the terms and conditions hereof.
          “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Phoenix, Arizona are authorized or required by law or executive order or decree to close.
          “Capital Expenditures” means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.

          “Capital Lease” means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.
          “Capital Lease Obligations” of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
          “Cash Secured Letter(s) of Credit” means (i) Letter of Credit Number 591516 issued by Bank for the Account of Zicam, with the face amount of $5,000,000 and an expiry date of July 2, 2006, and (ii) any other Letter of Credit that is secured by cash collateral in an amount not less than 100% of the face amount of such Letter of Credit.
          “Change of Control” means the time at which (i) any Person (including a Person’s Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Shareholders of any Borrower on the Closing Date) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of any Borrower equal to at least twenty-five percent (25%), or such Person or group shall otherwise obtain the power to control the election of the Board of Directors of any Borrower, (ii) there shall be consummated any consolidation or merger of any Borrower pursuant to which such Borrower’s common stock (or other capital stock) would be converted into cash, securities or other property, other than a merger or consolidation of such Borrower in which the holders of such common stock (or other capital stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of such Borrower’s common stock immediately prior to such merger, or (iii) all or substantially all of any Borrower’s Assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate or associate of such Borrower) in one or a series of transactions.
          “Closing Date” means the date when all of the conditions set forth in Section 4.1 have been fulfilled to the satisfaction of Bank and its counsel.
          “Collateral Access Agreement” has the meaning given to such term in the Security Agreement.
          “Compliance Certificate” means a certificate of compliance to be delivered quarterly in accordance with Section 6.3(b), substantially in the form of Exhibit 6.3(b).
          “Consolidated EBITDA” means, with respect to any period, the sum of (without duplication) (i) Consolidated Net Income for such period (excluding extraordinary gains and losses); (ii) Consolidated Interest Expense during such period; (iii) accrued federal and state income taxes payable by each Borrower and the Subsidiaries during such period which are included in the determination of Consolidated Net Income; and (iv) each Borrower’s and the Subsidiaries’ consolidated depreciation and amortization during such period; in each case calculated in accordance with GAAP.
          “Consolidated Interest Expense” means, with respect to any period, the current interest accrued during such period in accordance with GAAP on the aggregate amount of each Borrower’s and the Subsidiaries’ consolidated Debt, including the interest portion of each Borrower’s and the Subsidiaries’ consolidated Capital Lease Obligations.
          “Consolidated Net Income” means, with respect to any period, the consolidated net income of Borrowers and the Subsidiaries after all federal, state and local income taxes reflected on Borrowers’ Financial Statement for such period, calculated in accordance with GAAP.
          “Consolidated Tangible Net Worth” means, as of any date of determination, the result of (a) Borrowers’ consolidated total stockholder’s equity, minus (b) the sum of (i) all Intangible Assets of Borrowers, and (ii) all amounts due to Borrowers from Affiliates.
          “Current Liabilities” means, as of the date of determination, Borrowers’ consolidated liabilities coming due within one year (including the principal amount of outstanding Revolving Loans and all amounts due to Borrower’s shareholders, officers and Affiliates), calculated in accordance with GAAP.
          “Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capital Lease Obligations and Synthetic Lease Obligations; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (including trade obligations except accounts payable to trade creditors for goods or services which are not aged more than 90 days from the billing date and current operating liabilities (other than for borrowed money) which are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith in appropriate proceedings (if applicable)); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) Guaranteed Debt; (ix) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; and (x) Swaps.
          “Distributions” means dividends or distributions of earnings made by a Person to its shareholders, partners or members, as the case may be.
          “Dollars” or “$” means lawful currency of the United States of America.
          “Eligible Assignee” means (a) a commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000, (b) any Affiliate of Bank, and (c) if an Event of Default exists, any Person reasonably acceptable to Bank.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

          “ERISA Event” means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, of (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.
          “ERISA Group” means Borrowers and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrowers are treated as a single employer under Section 414 of the Internal Revenue Code.
          “Event of Default” has the meaning set forth in Section 8.1.
          “Expenses” means (i) all expenses of Bank paid or incurred in connection with their due diligence and investigation of Borrower, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (ii) all expenses of Bank, including reasonable attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all costs or expenses paid or advanced by Bank which are required to be paid by Borrowers under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Bank; and (iv) if an Event of Default occurs, all expenses paid or incurred by Bank, including attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrowers under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout. Notwithstanding the foregoing, any and all attorneys’ fees and expenses incurred by Bank in the event of any litigation solely between Borrowers (or either of them), on the one hand, and Bank, on the other hand, shall not constitute “Expenses” if and only if Borrowers are, or such Borrower is, finally judicially determined by be the prevailing party in such litigation.

          “Fees” means the Late Payment Fee and the Letter of Credit Fees.
          “Financial Statement(s)” means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth, in the case of the statements of income and cash flows, comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly and/or quarterly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.
          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.
          “Governing Documents” means the certificate or articles of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.
          “Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranteed Debt” of any Person means, without duplication, all Debt guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement or endorsement, (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, or (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, or (iii) contingent obligations to purchase, to provide funds for payment, or to supply funds to or in any other manner invest in another Person (including any agreement to pay for property or services irrespective to whether or not such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.
          “Guaranties” and “Guaranty” means, individually or collectively as the context requires, each certain Continuing Guaranty executed by a Guarantor in favor of Bank.
          “Guarantor(s)” means, individually or collectively as the context requires, all Subsidiaries, and every other Person who now or hereafter executes a Guaranty in favor of Bank with respect to the Obligations.
          “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any substances that meet the characteristics of hazardous waste or substances, or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.
          “Indemnified Person(s)” has the meaning given to such term in Section 10.3(c).
          “Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.
          “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.
          “Intellectual Property Security Agreement” means each certain Intellectual Property Security Agreement now or hereafter entered into between a Borrower, on the one hand, and Bank, on the other hand.
          “Interest Coverage Ratio” means as of the last day of each fiscal quarter, for the four fiscal quarter period ending on such day, the ratio of: (i) Consolidated EBITDA for such period less Distributions declared by Parent in such period; to (ii) the Consolidated Interest Expense for such period.
          “Interest Payment Date” means: the first day of each and every month, and the Revolving Loans Maturity Date.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.
          “ISP” means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Bank.

          “Knowledge” has the meaning given to such term in Section 10.9.
          “Late Payment Fee” has the meaning given to such term in Section 2.14(b).
          “Lending Office” means Bank’s office located at its address set forth on the signature pages hereof, or such other office of Bank as it may hereafter designate as its Lending Office by notice to Administrative Borrower.
          “Letter(s) of Credit” means any standby letter(s) of credit issued by Bank, pursuant to Section 3.1.
          “Letter of Credit Application” means Bank’s standard form of Letter of Credit Application.
          “Letter of Credit Fee” has the meaning given to such term in Section 3.3(a).
          “Letter of Credit Sublimit” means Four Million Dollars ($4,000,000).
          “Letter of Credit Usage” means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.
          “Leverage Ratio” means, as of the date of determination, the ratio of (i) Borrowers’ consolidated total liabilities, calculated in accordance with GAAP; to (ii) Consolidated Tangible Net Worth.
          “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.
          “Loan Document(s)” means each of the following documents, instruments, and agreements individually or collectively, as the context requires:
               (i) the Note;
               (ii) the Security Agreement; (iii) the Letter of Credit Applications; (iv) the Guaranties;
               (v) the Membership Interest Pledge Agreement;
               (vi) the Intellectual Property Security Agreements; and
               (vii) such other documents, instruments, and agreements (including intellectual property security agreements, control agreements, financing statements and fixture filings) as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith.
          “Loans” means the Revolving Loans (each, a “Loan”).
          “Material Adverse Effect” means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), results of operations, or prospects of any Borrower, any Subsidiary, or any Guarantor; (ii) the ability of any Borrower to perform its obligations under this Agreement and the Loan Documents to which it is a party (including, without limitation, repayment of the Obligations as they come due), or the ability of any Guarantor to perform its obligations under the Loan Documents to which it is a party, (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Bank hereunder and thereunder, (iv) the value of the Assets assigned or pledged to Bank as collateral, or (v) the priority of Bank’s Liens with respect to the Assets assigned or pledged thereto as collateral.
          “Membership Interest Pledge Agreement” means that certain Security Agreement and Collateral Assignment of Membership Interests, dated as of even date herewith, between Parent and Bank with respect to the Ownership Interests in Zicam.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
          “Note” means, the Secured Promissory Note, dated as of even date herewith, executed by Borrowers to the order of Bank, in the principal amount of Four Million Dollars ($4,000,000).
          “Notice of Borrowing” means an irrevocable notice from a Borrower to Bank of such Borrower’s request for a Borrowing pursuant to the terms of Section 2.5, substantially in the form of Exhibit 2.5(b).
          “Notice of Conversion or Continuation” means a written notice given pursuant to the terms of Section 2.6(b), substantially in the form of Exhibit 2.6(b).
          “Obligations” means any and all indebtedness, liabilities, and obligations of Borrower owing to Bank and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.4(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding.

The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Loans, all Reimbursement Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement and/or the Loan Documents.
          “Operating Lease” means any lease of an Asset by a Person which, in conformity with GAAP, is not a Capital Lease.
          “Ownership Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
          “Participant” has the meaning set forth in Section 10.5(d).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Debt” means (i) Debt owing to Bank in accordance with the terms of this Agreement and the Loan Documents, (ii) Debt listed on Schedule 5.6, (iii) Debt up to a maximum aggregate amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time incurred in the ordinary course of business and secured by Purchase Money Liens, and (iv) Operating Leases to the extent permitted by this Agreement.
          “Permitted Liens” means (i) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (ii) Liens in favor of Bank, in accordance with the Loan Documents, (iii) statutory Liens, such as inchoate mechanics’, inchoate materialmen’s, landlord’s, warehousemen’s, and carriers’ liens, and other similar liens, other than those described in clause (i) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (iv) Liens relating to Capital Lease Obligations permitted hereunder and Liens securing any leases permitted in Section 7.5, (v) judgment Liens that do not constitute an Event of Default under Section 8.1(i), and (vi) Liens, if they constitute such, of any true lease and consignment UCC filings permitted hereunder, and (vii) Purchase Money Liens securing Debt described in clause (iii) of the definition of “Permitted Debt” hereinabove.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Plan” means an employee benefit plan as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.
          “Prior Agreement” has the meaning given to such term in Recital A.
          “Purchase Money Lien” means a Lien on any item of equipment of a Borrower; provided that (i) such Lien attaches only to that Asset and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.
          “Quick Ratio” means, as of the date of determination, the ratio of (i) Borrowers’ accounts receivable plus Borrowers’ unrestricted cash on hand and unrestricted marketable securities, to (ii) Current Liabilities.
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended or supplemented from time to time.
          “Reimbursement Obligations” means the obligations of Borrowers to reimburse Bank pursuant to Section 3.4 for amounts drawn under Letters of Credit.
          “Reportable Event” means any of the events described in Section 4043(c) of ERISA other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.
          “Responsible Officer” means either the Chief Executive Officer or Chief Financial Officer of a Person, or such other officer, employee, or agent of such Person designated by a Responsible Officer in a writing delivered to Bank.
          “Retiree Health Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.
          “Revolving Credit Commitment” means Four Million Dollars ($4,000,000).
          “Revolving Loans” has the meaning given to such term in Section 2.1.
          “Revolving Loans Maturity Date” means July 2, 2007.
          “SEC” means United States Securities and Exchange Commission.

          “Security Agreement” means that certain Security Agreement, dated as of even date herewith, among Borrowers and Bank.
          “Shareholder” means a shareholder of any Borrower.
          “Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.
          “Stock Pledge Agreement” means each certain Security Agreement-Stock Pledge now or hereafter entered into between a Borrower and Bank.
          “Subsidiary” means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which any Borrower or one or more Subsidiaries of any Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          “Swaps” means payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating a Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined, in respect thereof as of the end of the then most recently ended fiscal quarter of Borrowers, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to each party thereto or if any such agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined.

          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” has the meaning set forth in Section 9.1.
          “Transferee” has the meaning set forth in Section 10.5(e).
          “UCC” means the Arizona Uniform Commercial Code, as amended or supplemented from time to time.
          “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
          “Unmatured Event of Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.
     1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.
     1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.
     1.5 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

     1.6 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     1.7 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.
ARTICLE II
TERMS OF THE CREDIT
     2.1 Revolving Loans. Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make revolving loans (“Revolving Loans”) to Borrowers, upon notice in accordance with Section 2.5(b), from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 7.1(a), subject to the following conditions and limitations:
          (a) the principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing plus the Letter of Credit Usage on such date shall not exceed the Revolving Credit Commitment; and
          (b) Borrowers shall not be permitted to borrow, and Bank shall not be obligated to make, any Revolving Loans to Borrowers, unless and until all of the conditions for a Borrowing set forth in Section 4.2 have been met to the satisfaction of Bank in its sole and absolute discretion, exercised in a commercially reasonable way.
Borrowers may repay and, subject to the terms and conditions hereof, reborrow Revolving Loans. All such repayments shall be without penalty or premium. On the Revolving Loans Maturity Date, Borrowers shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon.
     2.2 Reserved.
     2.3 Reserved.
     2.4 Interest Rates; Payments of Interest.

          (a) Interest Rate Options. Subject to the terms and conditions hereof, all Revolving Loans, or portions thereof, shall bear interest at the Base Lending Rate.
          (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such Event of Default, at the option of Bank the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate plus three hundred (300) basis points. In addition, interest, Expenses, the Fees, and other amounts due hereunder not paid when due shall bear interest at the Base Lending Rate plus three hundred (300) basis points until such overdue payment is paid in full.
          (c) Computation of Interest. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Base Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Loans shall be made as of 12:01 a.m. (Phoenix, Arizona time) on the effective date of the change in the Base Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Loan. Any and all interest not paid when due shall thereafter be deemed to be a Revolving Loan made under Section 2.1 and shall bear interest thereafter as provided for in Section 2.4(b).
          (d) Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrowers such excess.
          (e) Payments of Interest. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 2.4, shall be due and payable, in arrears, on each and every Interest Payment Date.
     2.5 Notice of Borrowing Requirements.
          (a) Each Borrowing shall be made on a Business Day.
          (b) Each Borrowing shall be made upon telephonic notice given by a Responsible Officer of Administrative Borrower, followed by a Notice of Borrowing, given by facsimile or personal service, delivered to Bank at the address set forth in the Notice of Borrowing. Bank shall be given such notice no later than 11:00 a.m., Phoenix, Arizona time, one (1) Business Day prior to the day on which such Borrowing is to be made, and such notice shall state the amount thereof (subject to the provisions of Section 2.1).

          (c) Bank shall not incur any liability to Borrowers in acting upon any telephonic notice which Bank believes in good faith to have been given by a Responsible Officer of Administrative Borrower, or for otherwise acting in good faith under this Section 2.5, and in making any Loans pursuant to telephonic notice.
          (d) So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Bank shall credit the proceeds of such Loan on the applicable Borrowing date into Borrowers’ Account.
     2.6 Reserved.
     2.7 Reserved.
     2.8 Reserved.
     2.9 Reserved.
     2.10 Increased Risk-Based Capital Cost. If the amount of capital required or expected to be maintained by Bank or any Person directly or indirectly owning or controlling Bank (each a “Control Person”), shall be affected by:
          (a) the introduction or phasing in of any law, rule or regulation after the date hereof;
          (b) any change after the date hereof in the interpretation of any existing law, rule or regulation by any central bank or United States or foreign governmental authority charged with the administration thereof; or
          (c) compliance by Bank or such Control Person with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, and Bank shall have reasonably determined that such introduction, phasing in, change or compliance shall have had or will thereafter have the effect of reducing (x) the rate of return on Bank’s or such Control Person’s capital, or (y) the asset value to Bank or such Control Person of the Loans made or maintained by Bank, in either case to a level below that which Bank or such Control Person could have achieved or would thereafter be able to achieve but for such introduction, phasing in, change or compliance (after taking into account Bank’s or such Control Person’s policies regarding capital), in either case by an amount which Bank in its reasonable judgment deems material, then, on demand by Bank, Borrowers shall pay to Bank or such Control Person such additional amount or amounts as shall be sufficient to compensate Bank or such Control Person, as the case may be, for such reduction.
     2.11 Note; Statements of Obligations. The Loans and Borrowers’ obligation to repay the same shall be evidenced by the Note, this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrowers, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank’s unless, within thirty (30) days after receipt thereof by Administrative Borrower, Administrative Borrower delivers to Bank, at the address specified in Section 10.1, written objection thereof specifying the error or errors, if any, contained in any such statement.
     2.12 Holidays. Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 2.12.
     2.13 Time and Place of Payments.
          (a) All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Phoenix, Arizona time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Administrative Borrower:
Comerica Bank
Phelps Dodge Tower
1 North Central Avenue, Suite 1000
Phoenix, AZ 85004-4469
Attention: William J. Kirschner
          (b) Borrowers hereby authorize Bank to charge Borrowers’ Account, or any other demand deposit account maintained by any Borrower with Bank, for the amount of any payment due or past due hereunder or under any Loan Document, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrowers.
          (c) In addition, Borrowers hereby authorizes Bank at its option, without prior notice to Borrowers, to advance a Revolving Loan for any payment due or past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such due or past due payment.
     2.14 Fees.
          (a) No upfront closing fee shall be due in connection with this Agreement.
          (b) If any payment due hereunder, whether for principal, interest, or otherwise, is not paid on or before the tenth (10th) day after the date such payment is due, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such nonpayment, Borrowers shall pay to Bank a late payment fee (the “Late Payment Fee”) equal to five percent (5%) of the amount of such overdue payment. The Late Payment Fee shall be due and payable on the eleventh (11th) day after the due date of the overdue payment with respect thereto.

     2.15 Termination of Agreement. Administrative Borrower may terminate this Agreement at any time by written notice to Bank in accordance with Section 10.1 and payment in full in cash of the Obligations, and the cancellation and return of all outstanding Letters of Credit. Notwithstanding any such termination, Bank’s rights and remedies hereunder and under the Loan Documents, and Bank’s security interest in all of its collateral, shall continue in full force and effect until the Obligations have been paid in full in cash, and all of Bank’s obligations hereunder and under any Letters of Credit have terminated.
ARTICLE III
LETTERS OF CREDIT
     3.1 Letters of Credit.
          (a) Provided that no Event of Default or Unmatured Event of Default is continuing and subject to the other terms and conditions hereof, Bank agrees to issue letters of credit (“Letters of Credit”) for the account of Borrowers in such form as may be approved from time to time by Bank, subject to the following limitations; provided that Cash Secured Letters of Credit shall be exempt from the following limitations:
               (i) The face amount of the Letter of Credit requested if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Usage to exceed the Revolving Credit Commitment;
               (ii) The face amount of the Letter of Credit requested if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;
               (iii) The Letter of Credit may not have an expiry date or draw period which extends beyond the date which is thirty (30) days prior to the Revolving Loans Maturity Date; and
               (iv) The conditions specified in Section 4.2 shall have been satisfied on the date of issuance of such Letter of Credit.
          (b) Each Letter of Credit shall (i) be denominated in Dollars, and (ii) be a standby letter of credit issued to support obligations of a Borrower, contingent or otherwise, to finance the working capital and business needs of such Borrower in the ordinary course of business.
          (c) Each Letter of Credit shall be subject to the Uniform Customs or the ISP, as determined by Bank, in its sole discretion, and, to the extent not inconsistent therewith, the laws of the State of Arizona.
          (d) The Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Bank to exceed any limits imposed by its organizational or governing documents or by any applicable law, rule, regulation or treaty or determination of an arbitrator or a court or other governmental authority to which Bank is subject.
     3.2 Procedure for Issuance of Letters of Credit. Any Borrower may request that the Bank issue a Letter of Credit at any time prior to the date which is thirty (30) days prior to the Revolving Loans Maturity Date by delivering to the Bank a Letter of Credit Application at its address for notices specified herein a Letter of Credit Application therefor, completed to the satisfaction of the Bank, together with such other certificates, documents and other papers and information as the Bank may request. Upon receipt of any Letter of Credit Application, the Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Bank and such Borrower. The Bank shall furnish a copy of such Letter of Credit to such Borrower promptly following the issuance thereof.
     3.3 Fees, Commissions and Other Charges.
          (a) Borrowers shall pay to Bank a fee in an amount equal to the face amount of each and every Letter of Credit times the Applicable Percentage (the “Letter of Credit Fee”). The Letter of Credit Fee shall be due and payable upon issuance of the applicable Letter of Credit and again on each anniversary thereof.
          (b) In addition to the foregoing, Borrowers shall pay or reimburse the Bank for such normal and customary costs and expenses as are reasonably incurred or charged by the Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
     3.4 Reimbursement Obligations.
          (a) Borrowers agree to reimburse the Bank on the same Business Day on which a draft is presented under any Letter of Credit and paid by the Bank, provided that the Bank provides notice to Administrative Borrower prior to 11:00 a.m., Phoenix, Arizona time, on such Business Day and otherwise Borrowers will reimburse the Bank on the next succeeding Business Day; provided, further, that the failure to provide such notice shall not affect Borrowers’ absolute and unconditional obligation to reimburse the Bank when required hereunder for any draft paid under any Letter of Credit. The Bank shall provide notice to Borrower on such Business Day as a draft is presented and paid by the Bank indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Bank in connection with such payment. Each such payment shall be made to the Bank at its address specified on the signature pages hereof in lawful money of the United States of America and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Revolving Loans that are (i) in the case of the first day on which such amounts become payable (except where such amounts become payable by reason of the acceleration thereof), Loans which were not then overdue and (ii) in all cases to which clause (i) is not applicable, Loans which were then overdue.
          (c) Each drawing under any Letter of Credit shall constitute a request by Borrowers to Bank for a Borrowing of a Revolving Loan. The date of such drawing shall be deemed the date on which such Borrowing is made.
     3.5 Obligations Absolute.
          (a) Borrowers’ obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit.
          (b) Borrowers also agree with the Bank that Borrowers’ Reimbursement Obligations under Section 3.4 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of any Borrower against the beneficiary of such Letter of Credit or any such transferee.
          (c) Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Bank’s gross negligence or willful misconduct.
          (d) Borrowers agree that any action taken or omitted by the Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on Borrowers and shall not result in any liability of the Bank to Borrowers.
     3.6 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of the Bank to Borrowers in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In determining whether to pay under any Letter of Credit, only the Bank shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

     3.7 Outstanding Letters of Credit Following Event of Default. With respect to all Letters of Credit outstanding upon the occurrence of an Event of Default, Borrowers shall either replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or provide the Bank, as security for such Letters of Credit, with a cash collateral deposit in an amount equal to one hundred percent (100%) of the Letter of Credit Usage for so long as such Letters of Credit remain outstanding during the continuance of such Unmatured Event of Default or Event of Default. Borrowers hereby grant to Bank a security interest in such cash collateral to secure all Obligations of Borrowers under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by Bank to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by the Bank in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full in cash, and the obligations of Bank hereunder have terminated the balance, if any, in such cash collateral account shall be returned to Borrowers. Borrowers shall execute and deliver to Bank such further documents and instruments as Bank may request to evidence the creation and perfection of the within security interest in such cash collateral account.
     3.8 Letter of Credit Applications. In the event of any conflict between the terms of this Article III and the terms of any Letter of Credit Application, the terms of such Letter of Credit Application shall govern and control any such conflict.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Conditions to Initial Loans or Letter of Credit. Bank’s obligation to make the initial Loans and/or to issue the initial Letter of Credit is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank and its counsel:
          (a) receipt by Bank of this Agreement and each of the Loan Documents, all duly executed by Borrowers and/or the other Persons party thereto, acknowledged where required, and in form and substance satisfactory to Bank in its sole and absolute discretion;
          (b) with respect to each Borrower, receipt by Bank of a Certificate of the Secretary of such Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of such Borrower who are executing this Agreement and the Loan Documents on behalf of such Borrower; (ii) the By-Laws of such Borrower and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Board of Directors of such Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of such Borrower to execute the same on behalf of such Borrower;

          (c) receipt by Bank of (i) Parent’s Certificate of Incorporation and all amendments thereto, certified by the Delaware Secretary of State and dated a recent date prior to the Closing Date, and (ii) Zicam’s Articles of Organization and all amendments thereto, certified by the Arizona Secretary of State and dated a recent date prior to the Closing Date;
          (d) receipt by Bank of a certificate of status and good standing for each Borrower, dated a recent date prior to the Closing Date, showing that such Borrower is in good standing under the laws of the States of Delaware in the case of Parent, and Arizona in the case of Zicam;
          (e) receipt by Bank of certificates of foreign qualification and good standing for Parent, dated a recent date prior to the Closing Date, showing that Parent is in good standing under the laws of the State of Arizona;
          (f) receipt by Bank of a certificate signed by the President and Chief Financial Officer of each Borrower, dated as of the Closing Date, certifying that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, such Borrower is and will be Solvent; (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of such Borrower contained in this Agreement and the Loan Documents are true and correct, and (iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;
          (g) receipt by Bank of Uniform Commercial Code and other public record searches with respect to Borrowers and each Guarantor, in each case satisfactory to Bank in its sole and absolute discretion;
          (h) receipt by Bank of the original certificates, if any, evidencing one hundred percent (100%) of the issued and outstanding Ownership Interests of Zicam, together with undated stock powers with respect thereto, duly executed in blank, and in form and substance satisfactory to Bank;
          (i) receipt by Bank of all Expenses owing on the Closing Date;
          (j) no Material Adverse Effect shall have occurred, as determined by Bank in its sole and absolute discretion;
          (k) receipt by Bank of copies of insurance binders or insurance certificates evidencing Borrowers’ having caused to be obtained insurance in accordance with Section 6.5, including the Bank’s loss payee endorsements required by such Section;
          (l) receipt by Bank of such other documents, instruments and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith; and
          (m) the Closing Date shall have occurred on or before ___, 2005.

     4.2 Conditions to all Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans to Borrowers (including the initial Loans), and/or to issue any Letters of Credit (including the initial Letter of Credit), is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:
          (a) (i) in the case of a Borrowing, receipt by Bank of a Notice of Borrowing as required by Section 2.5(b), and (ii) in the case of a Letter of Credit, receipt by Bank of a Letter of Credit Application and the other papers and information required under Section 3.2;
          (b) the fact that, immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and
          (c) the fact that the representations and warranties of Borrowers contained in this Agreement shall be true on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          In order to induce Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, each Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:
     5.1 Legal Status. Parent is a corporation duly organized and existing under the laws of the State of Delaware. Zicam is a limited liability company duly organized and existing under the laws of the State of Arizona. Each Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.
     5.2 No Violation; Compliance. The execution, delivery and performance of this Agreement and the Loan Documents to which each Borrower is a party are within such Borrower’s powers, are not in conflict with the terms of the Governing Documents of such Borrower, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Borrower is a party or by which such Borrower is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which any Borrower is a party.
     5.3 Authorization; Enforceability. Each Borrower has taken all corporate or limited liability company, as applicable, action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which such Borrower is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, this Agreement, and the Loan Documents to which each Borrower is a party will constitute legal, valid and binding agreements and obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.
     5.4 Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Loan Documents. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by this Agreement and Loan Documents, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by this Agreement and Loan Documents.
     5.5 Liens. Each Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.
     5.6 Debt. Each Borrower and each of the Subsidiaries has no Debt other than Permitted Debt.
     5.7 Litigation. Except as set forth in Schedule 5.7, or otherwise disclosed to Bank in writing from time to time, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrowers, threatened, against or affecting any Borrower or any of Borrower’s Assets, or any Subsidiary or any of such Subsidiary’s Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.
     5.8 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the incurring of obligations by any Borrower or any Subsidiary under this Agreement or the Loan Documents.
     5.9 Subsidiaries. Set forth in Schedule 5.9, or otherwise disclosed to Bank in writing from time to time, is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of each Borrower’s ownership of the Ownership Interests of each Subsidiary. All of the outstanding Ownership Interests of each Subsidiary have been validly issued, are fully paid and nonassessable, and are owned by Borrowers free and clear of all Liens except Permitted Liens.
     5.10 Taxes. Each Borrower has filed or caused to be filed all returns and reports which are required to be filed by any jurisdiction, and ha paid or made provision for the payment of all taxes, assessments, fees or other governmental charges imposed upon its properties, income or franchises, as to which failure to file or pay would reasonably be likely to have a Material

Adverse Effect, except such assessments or taxes, if any, which are being contested in good faith by appropriate proceedings and reserves as required by GAAP have been established.
     5.11 Correctness of Financial Statements. Borrowers’ audited Financial Statement as of its fiscal year ended December 31, 2004, and internally-prepared Financial Statements for the six months ended June 30, 2005, and all other information and data furnished by Borrowers to Bank in connection therewith, are complete and correct in all material respects and accurately and fairly present the financial condition and results of operations of Borrowers and the Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Borrowers to Bank have been made in good faith and are based on reasonable assumptions and investigations by Borrowers. Said Financial Statements have been prepared in accordance with GAAP. Since the date of such Financial Statements, there has been no change in any Borrower’s or the Subsidiaries’ financial condition or results of operations sufficient to have a Material Adverse Effect. Borrowers and the Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.
     5.12 ERISA. Neither any Borrower nor any member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on Schedule 5.12. Each Borrower and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Effect. None of Borrowers, any member of the ERISA Group, or, to the Knowledge of the Borrowers any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course) under any applicable law, treaty, rule, regulation, or agreement. Neither Borrowers nor any member of the ERISA Group is required to provide security to any Plan under Section 401(a)(29) of the Internal Revenue Code. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.
     5.13 Other Obligations. Neither any Borrower nor any Subsidiary is in default on any (i) Debt or (ii) any other lease, commitment, contract, instrument or obligation which is material to the operation of its business.
     5.14 Public Utility Holding Company Act. No Borrower is a holding company, or an affiliate of a holding company or a subsidiary company of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     5.15 Investment Company Act. No Borrower is an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.
     5.16 Patents, Trademarks, Copyrights, and Intellectual Property, etc. Each Borrower and each Subsidiary has all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of any Borrower or any Subsidiary. Each Borrower and each Subsidiary has not been charged or, to the best of Borrowers’ Knowledge after due inquiry, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.
     5.17 Environmental Condition. (i) None of any Borrower’s or any Subsidiary’s Assets has ever been used by any Borrower or such Subsidiary or, to Borrowers’ Knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials; (ii) none of any Borrower’s or any Subsidiary’s Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Borrower or any Subsidiary; and (iv) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment.
     5.18 Solvency. Each Borrower and each Subsidiary is Solvent. No transfer of property is being made by any Borrower or any Subsidiary and no obligation is being incurred by any Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower any Subsidiary.
ARTICLE VI
AFFIRMATIVE COVENANTS
          Each Borrower covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, all of Bank’s obligations hereunder have been terminated and no Letters of Credit are outstanding, such Borrower shall:
     6.1 Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.
     6.2 Books and Records. Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, at any time and from time to time, upon one Business Day’s advance notice (unless an Event of Default has occurred and is continuing, in which case no notice shall be required), to inspect, audit (at a maximum of once per year unless an Event of Default has occurred and is continuing in which case there shall be no limit of the number of audits), and examine such books and records, and to make copies of the same.
     6.3 Financial Statements. Deliver to Bank the following, all in form and detail satisfactory to Bank and in such number of copies as Bank may reasonably request:
          (a) as soon as available but not later than forty-five (45) days after the end of each fiscal quarter of Parent, a consolidated internally prepared Financial Statement for Borrowers and the Subsidiaries which shall include Borrowers’ and the Subsidiaries’ consolidating and consolidated balance sheet as of the close of such period, and Borrowers’ and the Subsidiaries’ consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Administrative Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrowers’ and its Subsidiaries’ financial condition and results of operations for such period;
          (b) as soon as available but not later than forty-five (45) days after the end of each fiscal quarter of Parent, a Compliance Certificate from the Chief Financial Officer of Administrative Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Section 7.15;
          (c) as soon as available but not later than sixty (60) days after the end of each fiscal year, an annual operating budget for the following fiscal year;
          (d) as soon as available but not later than ninety (90) days after the end of each fiscal year of Parent, a complete copy of Borrowers’ and the Subsidiaries’ consolidated audited Financial Statement, which shall include at least Borrowers’ and the Subsidiaries’ balance sheet as of the close of such fiscal year, and Borrowers’ and the Subsidiaries’ statement of income and retained earnings and statement of cash flow for such fiscal year, certified by a certified public accountant selected by Borrower and satisfactory to Bank, which certificate shall not be qualified;
          (e) promptly upon receipt by any Borrower, copies of any and all reports and management letters submitted to a Borrower or any Subsidiary by any certified public accountant in connection with any examination of any Borrower’s or any Subsidiary’s financial records made by such accountant;
          (f) from time to time, operating statistics, operating plans and any other information as Bank may reasonably request, promptly upon such request; and
          (g) promptly after the sending or filing thereof, Parent will deliver to Bank copies of all regular and periodic reports which Parent shall file with the SEC or any national securities exchange, other than ownership filings.

     6.4 Existence; Preservation of Licenses; Compliance with Law. Subject to Section 7.4, preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; unless the failure to preserve any such licenses, permits, approvals, rights privileges and franchises would not be reasonably be expected to have a Material Adverse Effect and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could would not be reasonably be likely to have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises unless the failure to so comply would not reasonably be likely to have a Material Adverse Effect.
     6.5 Insurance.
          (a) Maintain, at Borrowers’ expense, insurance respecting its Assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Bank. Borrowers shall deliver copies of all such policies to Bank with a satisfactory lender’s loss payable endorsement naming Bank as sole loss payee or, in the case of equipment or real estate which is subject to a Purchase Money Lien, an additional insured, and shall contain a waiver of warranties. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever, and the insurer’s agreement that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Borrower or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.
          (b) Original policies or certificates thereof satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Administrative Borrower shall give Bank prompt notice of any loss covered by such insurance. Bank shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Bank to be applied at the option of Bank either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to Bank for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Borrowers shall, concurrently with the annual Financial Statements required to be delivered by Borrowers pursuant to Section 6.3(d), deliver to Bank, as Bank may request, copies of certificates describing all insurance of Borrowers and the Subsidiaries then in effect.
     6.6 Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.
     6.7 Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, except any such assessment being contested in good faith by appropriate proceedings and as to which appropriate accruals and reserves have been established in accordance with GAAP, and any and all other Permitted Debt.
     6.8 Notice to Bank. Promptly, upon any Borrower acquiring Knowledge thereof, give written notice to Bank of:
          (a) all litigation affecting any Borrower or any Subsidiary where the amount in controversy is in excess of Fifty Thousand Dollars ($50,000);
          (b) any dispute which may exist between any Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other;
          (c) any labor controversy resulting in or threatening to result in a strike against any Borrower or any Subsidiary;
          (d) any proposal by any Governmental Authority to acquire the Assets or business of any Borrower or any Subsidiary, or to compete with any Borrower or any Subsidiary;
          (e) any reportable event under Section 4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;
          (f) any Event of Default or Unmatured Event of Default; and
          (g) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     6.9 Employee Benefits.

          (a) (i) Promptly, and in any event within ten (10) Business Days after any Borrower obtains Knowledge that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Effect, deliver or cause to be delivered a written statement of the Chief Financial Officer of Administrative Borrower describing such ERISA Event and any action that is being taken with respect thereto by Borrowers or member of the ERISA Group, and any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC. Each Borrower shall promptly and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, deliver or cause to be delivered a copy of each funding waiver request filed with respect to any Plan and all communications received by any Borrower or, to the knowledge of any Borrower, any member of the ERISA Group with respect to such request; and (iii) promptly and in any event within three (3) Business Days after receipt by Borrowers or, to the Knowledge of Borrowers, any member of the ERISA Group, of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice.
          (b) Cause to be delivered to Bank, upon Bank’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements of other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of any Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three (3) most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three (3) Plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by any Borrower or any member of the ERISA Group to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to any Borrower or any member of the ERISA Group regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrowers under any Retiree Health Plan.
     6.10 Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Bank and at Borrowers’ expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.
     6.11 Bank Accounts. Maintain, and cause each Subsidiary to maintain, its cash on hand and cash equivalent investments in deposit accounts at Bank or any of its Subsidiaries.
     6.12 Environment. Be and remain, and cause each Subsidiary and each operator of any of any Borrower’s or any Subsidiary’s Assets to be and remain, in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder where the failure to comply would reasonably be expected to have a Material Adverse Effect; notify Bank promptly of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person; notify Bank promptly of any hazardous discharge from or affecting its premises; promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Bank’s request, and at Borrowers’ expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.
     6.13 Additional collateral. With respect to any Assets (or any interest therein) acquired after the Closing Date by any Borrower or any Subsidiary that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof): (i) execute and deliver, or cause such Subsidiary to execute and deliver, to Bank such amendments to the relevant Loan Documents or such other documents as Bank shall deem necessary or advisable to grant to Bank a Lien on such Assets (or such interest therein), (ii) take all actions, or cause such Subsidiary to take all actions, necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by Bank, (iii) if requested by Bank, deliver to Bank legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Bank, and (iv) if requested by Bank, deliver to Bank evidence of insurance as required by Section 6.5.
     6.14 Guarantors. Cause each and every now existing and hereafter acquired or formed Subsidiary to execute and deliver to Bank a Guaranty and security agreement, in form and substance satisfactory to Bank.
ARTICLE VII
NEGATIVE COVENANTS
          Each Borrower further covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, all of Bank’s, obligations hereunder have been terminated and no Letters of Credit are outstanding, such Borrower shall not:
     7.1 Use of Funds; Margin Regulation.
          (a) Use any proceeds of the Revolving Loans for any purpose other than (i) to refinance the Prior Agreement on the Closing Date; and (ii) for working capital or general corporate purposes; or
          (b) Use any portion of the proceeds of the Loans in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

     7.2 Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.
     7.3 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the UCC as adopted in any jurisdiction, a financing statement which names any Borrower or any Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.
     7.4 Merger, Consolidation, Transfer of Assets. Wind up, liquidate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so; provided, however, upon prior written notice to Bank, any Subsidiary may merge into or consolidate with or transfer Assets to any Borrower or any other Subsidiary.
     7.5 Leases. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than (i) leases that have been or should be capitalized in accordance with GAAP and (ii) leases (other than Capital Leases) that do not in the aggregate require payments (including taxes, insurance, maintenance, and similar expenses which any Borrower or any Subsidiary is required to pay under the terms of any lease) in excess of One Hundred Thousand Dollars ($100,000) on a consolidated basis for Borrowers and the Subsidiaries in any fiscal year of Borrowers.
     7.6 Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.
     7.7 Asset Sales. Conduct any Asset Sale, or permit any Subsidiary to do so, other than (i) sales of inventory in the ordinary course of business, and (ii) dispositions of obsolete, worn or nonfunctional equipment.
     7.8 Investments. Make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person other than another Borrower or a Guarantor that has executed and delivered a security agreement in form and substance satisfactory to Bank; or acquire, or permit any Subsidiary to acquire, any Ownership Interests, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person; or acquire or form or permit any Subsidiary to acquire or form, any new Subsidiary; or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.
     7.9 Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.

     7.10 Distributions.
          (a) Except as otherwise permitted by Sections 7.10(b) and 7.10(c), declare or pay any Distributions; or purchase, redeem, retire, or otherwise acquire for value any of its Ownership Interests now or hereafter outstanding; or make any distribution of Assets to its shareholders, whether in cash, Assets, or in obligations of any Borrower; or allocate or otherwise set apart any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any of its Ownership Interests; or make any other distribution by reduction of capital or otherwise in respect of any of its Ownership Interests; or permit any Subsidiary to purchase or otherwise acquire for value any Ownership Interests of any Borrower or any other Subsidiary.
          (b) Notwithstanding the terms of Section 7.10(a), any Borrower other than Parent may declare and pay Distributions to its parent.
          (c) Notwithstanding the provisions of Section 7.10(a), Parent may declare and pay Distributions to its Shareholders, provided that as of the date of any such Distributions no Event of Default then exists or would result from the payment of such Distributions.
          (d) Nothing in this Section 7.10 will be deemed to prohibit any Borrower from issuing shares of its Ownership Interests upon the exercise of cash-less options.
     7.11 Guaranty. Assume, guaranty, endorse (other than checks and drafts received by a Borrower in the ordinary course of business so long as an Event of Default has not occurred), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse (other than checks and drafts received by such Subsidiary in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable (including, through any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; provided that either Borrower may take any such actions with respect to the obligations of any other Borrower or any Subsidiary; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.
     7.12 Intentionally Omitted.
     7.13 Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such

Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     7.14 Stock Issuance. Permit Zicam or any other Subsidiary to issue any additional Ownership Interests.
     7.15 Financial Condition. Permit or suffer:
          (a) the Interest Coverage Ratio, tested as at the end of each fiscal quarter of Parent, at any time to be less than 1.50:1.0.
          (b) the Leverage Ratio, tested as at the end of each fiscal quarter of Parent, at any time to exceed 1.00:1.0.
          (c) the Quick Ratio, tested as at the end of each fiscal quarter of Parent, at any time to be less than 1.50:1.0.
          (d) Consolidated Net Income to be less than zero ($0) (i) for any period consisting of two consecutive fiscal quarters of Parent, or (ii) at the end of each fiscal year of Parent.
     7.16 Transactions Under ERISA. Directly or indirectly:
          (a) engage, or permit any member of the ERISA Group to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;
          (b) permit to exist with respect to any Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;
          (c) fail, or permit any member of the ERISA Group to fail, to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;
          (d) terminate, or permit any member of the ERISA Group to terminate, any Plan where such event would result in any liability of any Borrower or any member of ERISA Group under Title IV of ERISA;
          (e) fail, or permit any member of the ERISA Group to fail, to make any required contribution or payment to any Multiemployer Plan;
          (f) fail, or permit any member of the ERISA Group to fail, to pay to a Plan or Multiemployer Plan any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

          (g) amend, or permit any member of the ERISA Group to amend, a Plan resulting in an increase in current liability for the plan year such that either of any Borrower or any member of the ERISA Group is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;
          (h) withdraw, or permit any member of the ERISA Group to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or
which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of any Borrower, any of the Subsidiaries or any member of the ERISA Group in excess of One Hundred Thousand Dollars ($100,000).
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:
          (a) Borrowers fail to pay when due any payment of principal or interest due on the Loans, the Fees, any Expenses, or any other amount payable hereunder or under any Loan Document;
          (b) Borrowers fail to observe or perform any of the covenants and agreements set forth in Section 6.2 or 6.3, Article VII;
          (c) Borrowers or any Guarantor fail to observe or perform any covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 8.1(a) and 8.1(b)), and such failure continues for thirty (30) days after the earlier to occur of (i) Borrowers obtaining Knowledge of such failure or (ii) Bank’s dispatch of notice to Borrowers of such failure;
          (d) Any representation, warranty or certification made by any Borrower or any Guarantor or any officer or employee of any Borrower or any Guarantor in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been misleading or untrue in any material respect when made or if any such representation, warranty or certification is withdrawn;
          (e) Any Borrower or any Guarantor fails to pay when due any payment in respect of its Debt (other than under this Agreement);
          (f) Any event or condition occurs that: (i) results in the acceleration of the maturity of any of any Borrower’s or any Guarantor’s Debt; or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;

          (g) Any Borrower or any Guarantor commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;
          (h) An involuntary Insolvency Proceeding is commenced against any Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, Borrower or such Guarantor; or (iv) an order for relief shall have been issued or entered therein;
          (i) Any Borrower or any Guarantor suffers (i) one or more judgments in the aggregate $250,000 over applicable insurance coverage or (ii) one or more writs, warrants of attachment, or similar process;
          (j) A judgment creditor obtains possession of any of the Assets valued in the aggregate in excess of $50,000 of Borrower or any Guarantor by any means, including levy, distraint, replevin, or self-help;
          (k) Any order, judgment or decree is entered decreeing the dissolution of any Borrower or any Guarantor, or any Guarantor dies;
          (l) Any Borrower or any Guarantor is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
          (m) A notice of lien, levy or assessment is filed of record with respect to any or all of any Borrower’s or any Guarantor’s Assets by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, whether inchoate or otherwise, upon any or all of any Borrower’s or any Guarantor’s Assets and the same is not paid on the payment date thereof;
          (n) If any Borrower’s or any Guarantor’s records are prepared and kept by an outside computer service bureau on the Closing Date or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, such Borrower or Guarantor terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank’s collateral after being instructed by Bank or Borrower, such Borrower’s or Guarantor’s financial condition or the results of such Borrower’s or Guarantor’s operations;

          (o) Any reportable event, which Bank determines constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Administrative Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to terminate any Plan and in case of any event described in this Section 8.1(p), the aggregate amount of Borrowers’ liability to the PBGC under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of the Consolidated Tangible Net Worth;
          (p) Any Change of Control occurs without Bank’s prior written consent, which will not be unreasonably withheld;
          (q) Any of the Loan Documents fails to be in full force and effect for any reason, or Bank fails to have a perfected, first priority Lien in and upon all of the collateral assigned or pledged to Bank thereunder, or a breach, default or an event of default occurs under any Loan Document; or
          (r) Any other Material Adverse Effect occurs.
     8.2 Remedies. Upon the occurrence of any Event of Default described in Section 8.1(g) or 8.1(h), Bank’s obligation hereunder to make Loans to Borrowers and/or Bank’s obligation to issue Letters of Credit shall immediately terminate and the Obligations shall become immediately due and payable without any election or action on the part of Bank, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken: (i) Bank may without notice of its election and without demand, immediately terminate the Revolving Credit Commitment whereupon Bank’s obligation to make Loans to Borrowers and/or to issue Letters of Credit shall immediately cease; and (ii) Bank may, without notice of its election and without demand, declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives.
     8.3 Appointment of Receiver or Trustee. Borrowers hereby irrevocably agree that Bank, has the right under this Agreement, upon the occurrence of an Event of Default, to seek the appointment of a receiver, trustee or similar official over Borrowers to effect the transactions contemplated by this Agreement, and that Bank is entitled to seek such relief. Borrowers hereby irrevocably agree not to object to such appointment on any grounds.
     8.4 Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

ARTICLE IX
TAXES
     9.1 Taxes on Payments. All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding any taxes imposed on Bank under the Internal Revenue Code or similar state and local laws and determined by such Bank’s net income, and any franchise taxes imposed on Bank by any state (or any political subdivision thereof) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, assessments, charges and liabilities being hereinafter referred to as “Taxes”). If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Bank, then Borrowers shall (i) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of Bank prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, if any such penalties or interest shall become due, Borrowers shall make prompt payment thereof to the appropriate taxing authority.
     9.2 Indemnification For Taxes. Borrowers shall indemnify Bank for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted. This indemnification shall be made on demand. If Borrowers make a payment under Section 9.1 or this Section 9.2 for account of Bank and Bank reasonably determines that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrower such amount as Bank shall have reasonably determined to be attributable to such deduction or withholding. The amount paid by Bank to Borrowers pursuant to the immediately preceding sentence shall not exceed: (x) in the case of a refund of cash, the amount of cash refunded to Bank with respect to such Tax; or (y) in the case of a refund taking the form of a credit against Tax, the economic benefit to Bank with respect to the amount received as credit with respect to such Tax. Borrowers further agree promptly to return to Bank the amount of any credit or refund actually paid to Borrowers by Bank if Bank is required to repay it.
     9.3 Evidence of Payment. Within thirty (30) days after the date of payment of any Taxes, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment due hereunder or under the Notes, Borrowers shall furnish to Bank a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to Bank, in either case stating that such payment is exempt from or not subject to Taxes.

ARTICLE X
MISCELLANEOUS
     10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 10.1. Each such notice, request or other communication shall be deemed given on the second (2nd) business day after mailing; provided that actual notice, however and from whomever given or received, shall always be effective on receipt; provided further that notices to Bank pursuant to Article II and Article III shall not be effective until received by a Responsible Officer of Bank; provided further that notices sent by Bank in connection with Bank’s exercise of its enforcement rights against any of its collateral shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.
     10.2 No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     10.3 Expenses; Documentary Taxes; Indemnification.
          (a) Borrowers shall pay all Expenses within ten calendar days of Bank’s demand; provided that if an Event of Default has occurred and is continuing Borrowers shall pay all Expenses upon demand.
          (b) Borrowers shall pay all and indemnify Bank against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.
          (c) Each Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Bank and their respective directors, officers, agents, employees and attorneys (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including reasonable attorneys’ fees and attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Bank is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrowers of the proceeds of the Loans, or (3) Bank’s entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about any Borrower’s operations or property or property leased by any Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person); and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by any Borrower or Bank in connection with compliance by any Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person). If and to the extent that the obligations of Borrowers hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations to Bank which is permissible under applicable law.
          (d) Borrowers’ obligations under this Section 10.3 and under Section 9.2 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.
     10.4 Amendments and Waivers. Neither this Agreement nor any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.4. Bank may from time to time, (a) enter into with Borrowers or any other Person written amendments, supplements or modifications hereto and to the Loan Documents or (b) waive, on such terms and conditions as Bank may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Unmatured Event of Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and for the specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Bank and all future holders of the Loans. In the case of any waiver, Borrower and Bank shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default or impair any right consequent thereon.
     10.5 Successors and Assigns; Participations; Disclosure.
          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by Borrowers shall be void.

          (b) Bank may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrowers’ consent.
          (c) Bank may, at its own expense, assign to one or more Eligible Assignees all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Bank pursuant to this Section 10.5(c), Bank’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank’s assignee to the extent provided for in the document evidencing such assignment, and Bank shall give prompt notice of such assignment to Borrowers. The provisions of this Section 10.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Bank of any Loan or the Notes to any Federal Reserve Bank in accordance with applicable law.
          (d) Bank may at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in the Loans, the Letters of Credit and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank’s obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrowers shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article IX with respect to its participating interest.
          (e) Each Borrower authorizes Bank to disclose to any assignee under Section 10.5(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in Bank’s possession concerning Borrowers which has been delivered to Bank by Borrowers pursuant to this Agreement or which has been delivered to Bank by Borrowers in connection with Bank’s credit evaluation prior to entering into this Agreement; provided that such Transferee or prospective Transferee has first agreed to be bound by the provisions of Section 10.6.
     10.6 Confidentiality. Bank agrees to keep confidential any information relating to Borrowers and the Subsidiaries previously delivered or delivered from time to time by Borrower hereunder; provided that nothing herein shall prevent Bank from disclosing such information: (a) to any Affiliate of Bank or any actual or potential Transferee that agrees to be bound by this Section 10.6, (b) upon order, subpoena, or other process of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over Bank, (d) which has been publicly disclosed (other than by Bank or any Transferee unless such disclosure was otherwise permitted hereunder), (e) which has been obtained from any Person that is not a party hereto or an Affiliate of any such party, (f) in connection with the exercise of any remedy, or the resolution of any dispute, hereunder or under any Loan Document, (g) to the legal counsel or certified public accountants for Bank or (h) as otherwise permitted by Administrative Borrower or as expressly contemplated by this Agreement.

     10.7 Counterparts; Effectiveness; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be effective when executed by each of the parties hereto. This Agreement and the Loan Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     10.8 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.
     10.9 Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter. Each Borrower will be deemed to have knowledge of a particular fact or other matter if the chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other such officer of such Borrower has, or at any time had, knowledge of such fact or other matter. Parent will be deemed to have knowledge of a partial fact or other matter if any other Borrower has knowledge of such fact or other matter.
     10.10 Additional Waivers.
          (a) Each Borrower agrees that checks and other instruments received by Bank in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Bank and each Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations, and each Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.
          (b) Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which such Borrower may in any way be liable.
          (c) Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of any collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of any collateral shall be borne by Borrowers.

          (d) Each Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.
     10.11 Destruction Of Borrowers’ Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Administrative Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrowers’ expense, for their return.
     10.12 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, STATE OF ARIZONA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.12.
          (c) THE BORROWERS AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE BORROWERS AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY

TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.13 No Novation. Borrowers and Bank hereby agree that, effective upon the satisfaction or waiver in writing by Bank of all conditions precedent set forth in Section 4.1, (a) this Agreement shall amend, restate and supercede in its entirety the Prior Agreement and (b) those other Loan Documents that amend and restate any of the original Loan Documents shall amend, restate and supercede such other original Loan Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrowers outstanding under the Prior Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or any guarantor from any of its obligations or liabilities under the Prior Agreement or any of the other original Loan Documents except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Each Borrower each hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to “the Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Agreement shall mean the Prior Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Agreement or any Loan Document executed in connection therewith purports to assign or pledge to Bank, a security interest in or lien on, any collateral as security for the Obligations of any Borrower from time to time existing in respect of the Prior Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.
ARTICLE XI
JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT
     11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Bank for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrower. Bank may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any obligation on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such obligations to be made or each of such Obligations to be performed, kept, observed, or fulfilled.
     11.2 Primary Obligation; Waiver of Marshalling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Bank of whatever remedies they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Bank may at any time possess. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.
     11.3 Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Bank for information, each Borrower hereby waives any and all rights it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.
     11.4 Continuing Liability. The liability of each Borrower under this Agreement and the Loan Documents to which Borrowers are a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness.
     11.5 Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:
          (a) (1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Bank to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; and (6) all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled.
          (b) its right, under Sections 12-1641 and 12-1646 of Arizona Revised Statutes (“A.R.S.”), or otherwise, to require Bank to institute suit against, or to exhaust any rights and remedies which Bank has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.
          (c) (1) any rights to assert against Bank any defense (legal and equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Bank; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated arising by reason of: the impairment or suspension of Bank’s rights or remedies against the other Borrowers; the alteration by Bank of the Obligations; any discharge of the other Borrowers’ obligations to Bank by operation of law as a result of Bank’s intervention or omission; or the acceptance by Bank of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.
          (d) To the extent allowed by law, each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Bank including any defense based upon an election of remedies by Bank under the provisions of any law of Arizona or any other jurisdiction; or (ii) any election by Bank under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against the Borrowers.
          (e) To the extent allowed by law, each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers.
          (f) To the extent allowed by law, each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things: (1) Bank may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and (2) if Bank forecloses on any real property collateral pledged by the other Borrowers: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Bank may collect from such Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property.

          (g) To the extent allowed by law, each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives: (i) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (ii) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.
          (h) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER A.R.S. §§ 12-1641 AND 12-1646.
     11.6 Settlement or Releases. Each Borrower consents and agrees that without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Bank may, by action or inaction:
          (a) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor;
          (b) release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof;
          (c) amend or modify in any manner and at any time (or from time to time) this Agreement or any of the Loan Documents; or
          (d) release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.
     11.7 No Election. Bank shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Bank to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Bank’s right to proceed in any other form of action or proceeding or against other parties unless Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Bank under this Agreement and the Loan Documents shall serve to diminish the liability of any Borrower under this Agreement and the Loan Documents to which Borrowers are a party except to the extent that Bank finally and unconditionally shall have realized indefeasible payment by such action or proceeding.
     11.8 Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Bank are no longer subject to any right on the part of any Person,

including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of any Borrower’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Bank shall have no obligation whatsoever to transfer or assign its interest in this Agreement and the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Bank is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Bank is required to repay plus any and all costs and expenses (including attorneys’ fees and attorneys’ fees incurred in proceedings brought under the Bankruptcy Code) paid by Bank in connection therewith.
     11.9 Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Loans and Borrowings, Bank have agreed, in lieu of maintaining separate loan accounts on Bank’s books in the name of each of the Borrowers, that Bank may maintain a single loan account under the name of all Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Loan Account shall be credited with all repayments of Obligations received by Bank, on behalf of Borrowers, from either Borrower pursuant to the terms of this Agreement.
     11.10 Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that Bank shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Loans or any Borrowings, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Loans and all such Borrowings and such expenses and other item shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.
     11.11 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Bank with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Bank shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Bank to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Bank and hold Bank harmless against any and all liability, expense, loss or claim of damage or injury, made against Bank by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loans and collateral of Borrowers as provided in this Section 11.11, (b) Bank’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by Bank hereunder or under the other Loan Documents, except that Borrowers will have no liability to Bank under this Section 11.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Bank.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATRIXX INITIATIVES, INC.

By:	/s/ William Hemelt

Name:	William Hemelt
Title:	Executive Vice President, CFO, Treasurer

Address for notices:

Matrixx Initiatives, Inc.
4742 N. 24th Street, Suite 455
Phoenix, AZ 85016
Attn: William Hemelt
Telephone: (602) 385-8888
Facsimile: (602) 385-8850

ZICAM,	LLC

By:	/s/ William Hemelt

Name:	William Hemelt
Title:	Manager

Address for notices:

Zicam, LLC
4742 N. 24th Street, Suite 455
Phoenix, AZ 85016
Attn: William Hemelt
Telephone: (602) 385-8888
Facsimile: (602) 385-8850
S-1
Amended and Restated Credit Agreement

COMERICA BANK

By:

Name: William J. Kirschner
Title: Assistant Vice President

Address for notices and Lending Office:

Comerica Bank
Phelps Dodge Tower
1 North Central Avenue, Suite 1000
Phoenix, AZ 85004-4469
Attn: William J. Kirschner
Telephone: (602) 417-1110
Facsimile: (602) 417-1190
S-2
Amended and Restated Credit Agreement